Exhibit 99

Titan International Inc. Prices Senior Secured Notes

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
September 26, 2013

Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced that it priced its previously announced offering of $400 million U.S. dollars aggregate principal amount of its Senior Secured Notes due 2020 (the “Notes”). The Notes will be sold at an offering price of 100% and will bear interest at a rate of 6.875% per annum. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S.
Titan intends to use the net proceeds from the offering to finance the purchase of the Company's 7.875% Senior Secured Notes due 2017 (the “2017 Notes”), validly tendered pursuant to a tender offer and consent solicitation which it commenced on September 23, 2013, and to pay all consent payments, accrued interest, costs and expenses associated therewith. Titan intends to use any remaining net proceeds from the offering of the Notes for general corporate purposes, which may include repayment of other existing obligations (including the redemption, repurchase or other retirement of any remaining 2017 Notes) and financing potential future acquisitions.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2012. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all-terrain vehicles) applications.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773